Exhibit 10.3

[Letterhead of Redwood Trust, Inc.]

April 20, 2021
Brooke Carillo
New York, NY

Re: Additional Employment Terms

Dear Ms. Carillo,

On behalf of Redwood Trust, Inc. (the “Company”), we look forward to having you join the Company as Chief Financial Officer on or prior to June 28, 2021 (with the date you actually commence employment with the Company being referred to herein as the “Hire Date”). This letter agreement sets out certain terms of your employment with the Company, and are in addition to those set forth in the Employment Agreement entered into between you and the Company on the date hereof (the “Employment Agreement”). Capitalized terms used but not defined in this letter agreement will have the meanings set forth in the Employment Agreement. This letter agreement shall become effective on the Hire Date, when you commence employment with the Company, provided such employment commencement date is on or before June 28, 2021.

1.    Relocation Allowance. The Company will assist you with the cost related to the relocation of your primary residence to the San Francisco Bay Area by providing you with a cash payment of $250,000.00 (the “Relocation Allowance”). The Relocation Allowance will be paid to you within 15 business days following the Hire Date (and will be reported as ordinary income to you for income tax purposes), and is intended to cover all of your house hunting trips, moving expenses, and any other travel to the San Francisco Bay Area or other expense relating to your move or your preparation for your role as Chief Financial Officer. However, you will not be required to document use of the Relocation Allowance and the Relocation Allowance will be retained by you even if your actual relocation expenses are less than the Relocation Allowance. You and the Company acknowledge and agree that the Relocation Allowance will not be earned unless you are continuously employed by the Company through the first anniversary of the Hire Date as follows:

(i)    if your employment is terminated by the Company for “Cause” or by you for any reason other than “Good Reason” (each as defined in the Employment Agreement), at any time prior to the later of (A) the six-month anniversary of the Hire Date and (B) the date you relocate your primary residence to the San Francisco Bay Area (with such later date being referred to herein as the “Relocation Allowance Reference Date”), you will not be entitled to retain any portion of the Relocation Allowance and you hereby agree to repay to the Company the Relocation Allowance, in full (but net of income tax actually incurred in respect of the Relocation Allowance based on your most recent full calendar year combined federal, state and local effective income tax rate), on or promptly following the date of termination (and in any event with thirty (30) days following the date of termination); and

(ii)    if your employment is terminated by the Company for “Cause” or by you for any reason other than “Good Reason” (each as defined in the Employment Agreement), at any time after the Relocation Allowance Reference Date but prior to the first (1st) anniversary of the Hire Date, you will not be entitled to retain a portion of the Relocation Allowance equal to the product of (x) $685.00, multiplied by (y) the difference (not less than zero) of (I) 182 (or, if less, the number of days between the Relocation Allowance Reference Date and the first (1st) anniversary of the Hire Date), minus (II) the number of days between the Relocation Allowance Reference Date and the date of your termination (the “Relocation Allowance Partial Repayment Amount”) and you hereby agree to repay to the Company the full Relocation Allowance Partial Repayment Amount (but net of income tax actually incurred in respect of the Relocation Allowance based on your most recent full calendar year combined federal, state and local effective income tax rate), on or promptly following the date of termination (and in any event with thirty (30) days following the date of termination).

2.    Counsel Fees. Following the Hire Date, the Company will pay legal fees incurred with the law firm of Proskauer Rose LLP (“Proskauer”) in connection with the negotiation of the Employment Agreement and this letter agreement, up to a maximum of $15,000.00 (the “Counsel Fees”), with such payment to be made directly by Company to Proskauer as compensation for the benefit provided to the Company by the drafting and analysis undertaken by Proskauer and with such payment to be made within 15 business days following the later of the Hire Date and presentation to the Company of an invoice therefor accompanied by an IRS Form W-9 from Proskauer. The Company will treat the payment of Counsel Fees as a business expense of the Company.

3.    Minimum 2021 Year-End Cash Bonus. As described in the Employment Agreement, you will be eligible to receive an annual bonus while you are employed by the Company, which will be pro-rated for your period of service during 2021. Notwithstanding anything to the contrary contained in the Employment Agreement, you and the Company agree that your 2021 year-end annual bonus will be no less than $1,000,000.00 in cash (the “2021 Year-End Cash Bonus”), provided that payment will be subject to your continued employment with the Company through the designated distribution date (currently anticipated to be on or about March 1, 2022). Notwithstanding the foregoing, the immediately following clauses (i) and (ii) apply to the 2021 Year-End Cash Bonus:

(i)    Paid in Event of Termination Without Cause or Quit For Good Reason. For the avoidance of doubt, if your employment terminates prior to the designated distribution date for the 2021 Year-End Cash Bonus due to a termination by the Company without “Cause” or by you for “Good Reason” (each as defined in the Employment Agreement) you will, nonetheless, be paid the 2021 Year-End Cash Bonus subject to your timely execution and non-revocation of a general release of claims against the Company substantially in the applicable form attached to the Employment Agreement (the “Release”). In such an event, the 2021 Year-End Cash Bonus will be paid on the date on which annual bonuses are paid to the Company’s executive officers generally for 2021, but in no event later than March 15, 2022.

(ii)    Guaranteed in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the designated distribution date for the 2021 Year-End Cash Bonus due to death or Disability (as defined in the Employment Agreement) you will, nonetheless, be paid the 2021 Year-End Cash Bonus. In such an event, the 2021 Year-End Cash

Bonus will be paid on the date on which annual bonuses are paid to the Company’s executive officers generally for 2021, but in no event later than March 15, 2022.

4.    2021 Year-End Equity Awards. As described in the Employment Agreement, you will be eligible to receive one or more equity awards as part of the year-end 2021 compensation process (the “2021 Year-End Equity Awards”). Notwithstanding anything to the contrary contained in the Employment Agreement, but subject to your continued employment with the Company through the grant date (currently anticipated to be on or about December 14, 2021), you and the Company agree that your 2021 Year-End Equity Awards will have an aggregate grant date fair value of $1,500,000.00. In addition, notwithstanding the foregoing, the immediately following clauses (i) - (iv) apply to the 2021 Year-End Equity Awards:

(i)    Form and Terms of 2021 Year-End Equity Awards. The terms of the 2021 Year-End Equity Awards are subject to approval by the Board of Directors of the Company (or a committee thereof), but will be consistent with 2021 year-end equity awards granted to other senior executive officers of the Company. The Company currently anticipates that: 50% of your 2021 Year-End Equity Awards (by grant date value) will be granted in the form of deferred stock units (and/or cash-settled deferred stock units) that vest in substantially equal annual installments on or about the first four anniversaries of the grant date; and the remaining 50% will be granted in the form of performance stock units that vest over a three-year performance period based on the achievement of applicable book value total shareholder return goals and/or other Company performance metric(s) goals (with vesting also subject to continued employment through the applicable vesting date).

(ii)    To Be Granted in Event of Termination Without Cause or Quit For Good Reason. For the avoidance of doubt, if your employment terminates prior to the grant date for the 2021 Year-End Equity Awards due to a termination by the Company without “Cause” or by you for “Good Reason” (each as defined in the Employment Agreement) you will, nonetheless, be granted the 2021 Year-End Equity Awards immediately prior to such termination, subject to your timely execution and non-revocation of a Release. In any such event, it is expected that the 2021 Year-End Equity Awards will be granted to you immediately prior to such termination but no later than December 31, 2021.

(iii)    To Be Granted in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the designated grant date for the 2021 Year-End Equity Awards due to death or Disability (as defined in the Employment Agreement) you will, nonetheless, be granted the 2021 Year-End Equity Awards. In any such event, it is expected that the 2021 Year-End Equity Awards will be granted immediately prior to such termination but no later than December 31, 2021.

(iv)    Once Granted, Subject to Applicable Terms and Conditions. Once granted, your 2021 Year-End Equity Awards will be subject to the terms and conditions of the applicable Company equity plan and related award agreements, as well as to the terms and conditions of the Employment Agreement.

5.    Sign-On Bonus. In connection with the commencement of your employment, you will receive a cash payment in the aggregate amount of $500,000.00 (the “Sign-On Bonus”), which will be paid in full within 15 business days following the Hire Date. Notwithstanding the foregoing, the immediately following clauses (i) and (ii) apply to the Sign-On Bonus:

(i)    Repayment Required Upon Termination For Cause or Quit Without Good Reason Within One Year. You and the Company acknowledge and agree that the Sign-On Bonus will not be earned unless you are continuously employed by the Company through the first anniversary of the Hire Date as follows: if your employment is terminated by the Company for “Cause” or by you for any reason other than “Good Reason” (each as defined in the Employment Agreement), at any time prior to or on the first anniversary of the Hire Date, you will not be entitled to retain any portion of the Sign-On Bonus and you hereby agree to repay to the Company the Sign-On Bonus, in full (but net of income tax actually incurred in respect of the Sign-On Bonus based on your most recent full calendar year combined federal, state and local effective income tax rate), on the date of termination.

(ii)    Retained in Event of Death/Disability or Termination without Cause or Quit for
Good Reason. For the avoidance of doubt, if your employment terminates prior to the first anniversary of the Hire Date due to death or Disability or termination by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement) you will be entitled to retain all of the Sign-On Bonus.

6.    Sign-On Equity Award. In addition to your 2021 Year-End Equity Awards, in connection with the commencement of your employment, the Company will grant you an equity award on the Hire Date, with an aggregate grant date fair value equal to $1,000,000.00 (the “Sign-On Equity Award”). The Sign-On Equity Award will be granted in the form of deferred stock units (and/or cash-settled deferred stock units) and will be governed in all respects by the terms and conditions of the Employment Agreement, the applicable Company equity plan and the related award agreement (the “New Hire Equity Award Agreement”). Notwithstanding the foregoing, the immediately following clauses (i), (ii) and (iii) apply to the Sign-On Equity Award:

(i)    Forfeitable Only Upon Termination For Cause or Quit Without Good Reason Within One Year. The New Hire Equity Award Agreement will provide that the Sign-On Equity Award will fully vest on the first anniversary of the Hire Date and be subject to forfeiture only in the event that your employment is terminated by the Company for Cause or by you without Good Reason prior to the first anniversary of the Hire Date, in which case 100% of the Sign-On Equity Award will be forfeited automatically.

(ii)    Retained in Event of Death/Disability or Termination without Cause or Quit for
Good Reason. For the avoidance of doubt, if your employment terminates prior to the first anniversary of the Hire Date due to death or Disability or termination by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement) you will be entitled to retain all of the Sign-On Equity Award.

(iii)    Once Awarded, Subject to Applicable Terms and Conditions. Once awarded, your Sign-On Equity Award will be subject to the terms and conditions of the applicable Company equity plan and related award agreements, as well as to the terms and conditions of the Employment Agreement.

7.    Termination in Connection With Failure to Relocate. Notwithstanding anything to the contrary contained herein or in the Employment Agreement (or in any other equity award agreement or other agreement between the Company and you, or in any policy or plan of the Company), in the event that you fail to relocate your primary residence to the San Francisco Bay Area prior to December 31, 2021, then: (i) you and the Company agree that the Company may terminate your employment for such failure at any time on or after December 31, 2021, but prior to February 1, 2022 (a “Relocation-Related Termination”), and (ii) that for purposes of this letter agreement and the Employment Agreement (and for purposes of any other equity award agreement and other agreement between the Company and you, and for purposes of any policy or plan of the Company), you and the Company agree that any such Relocation-Related Termination will be treated as a termination by you of your employment without Good Reason and will not be treated as a termination of your employment by the Company without Cause.

8. Treatment of Termination under Equity Awards. The Company acknowledges and agrees that Section 3(d) of the New Hire Equity Award Agreement will specify that “Upon the Participant’s Termination of Service prior to the expiration of the vesting period in Section 3(a), any Award Shares not vested at the time of such termination (after taking into account any vesting that occurs in connection with such Termination of Service pursuant to the terms of this Award Agreement and any employment agreement and/or related side letter between the Participant and the Company), shall be forfeited. In the event of a conflict between the terms of this Award Agreement and the terms of an employment agreement and/or related side letter between the Participant and the Company, the terms of such employment agreement and/or related side letter shall control.” The Company also acknowledges and agrees that the award agreements for the 2021 Year-End Equity Awards will include the same language, or language of the same effect.

9. Outside Activities. The Company hereby consents to your continued service on the board of directors of the not-for-profit organization Embers International Inc. during the term of your employment with the Company, and acknowledges and agrees that such continued service will not constitute a breach of the Employment Agreement (including, without limitation, Section 1 of the Employment Agreement) or this letter agreement.

10. Duly Authorized. The Employment Agreement and this letter agreement have been duly authorized, executed and delivered by the Company, and constitute the valid and legally binding obligations of the Company.

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The Company may withhold from any amounts payable under this letter agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The provisions contained in Section 19 of the Employment Agreement are hereby incorporated by reference herein.

Attached to this letter agreement are Appendices A-D, which Appendices are hereby incorporated herein and made a part hereof. This letter agreement (including the Appendices incorporated herein) contain information that is additive to the subject matter contained in the Employment Agreement, and to such extent constitutes a modification of the Employment Agreement and is neither superseded by, nor does the subject matter hereof supersede, the Employment Agreement. The terms of this letter agreement and the Employment Agreement constitute an irrevocable offer of the Company which shall remain outstanding through to the close of business on April 23, 2021 (the “Acceptance Deadline”). You may indicate your acceptance of the terms of this letter agreement and the Employment Agreement by signing below. If you fail to accept by the Acceptance Deadline, the offer shall be withdrawn and be of no further force or effect.

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[Signature page follows…]

Brooke, we all look forward to working with you. Please sign and date this letter agreement in the space provided below to acknowledge your acceptance of the terms of this letter agreement.

Sincerely,

Redwood Trust, Inc.

By: /s/ Christopher J. Abate
Name: Christopher J. Abate
Title: Chief Executive Officer

Attachments

I agree and accept the terms of this letter agreement and the Employment Agreement with Redwood Trust, Inc.

/s/ Brooke Carillo
Brooke Carillo